                                                                    EXHIBIT 99.1

                     [LETTERHEAD OF TELEGEN CORPORATION]

FOR RELEASE FEBRUARY 5, 1997 AT 7:30 A.M. EST
---------------------------------------------
Contact: Kent Broussard (investors)     or      Warren Dillard, CFO
         Karl Rinkeviczic (media)               Telegen Corporation
         Allan & Caron Inc/South Coast          (415) 261-9400
          Communications
         (714) 252-8440

                           TELEGEN REPORTS YEAR END,
                            FOURTH QUARTER RESULTS

REDWOOD CITY, CA (February 5, 1997)...Telegen Corporation (Nasdaq:TLGN) today announced results for its year and fourth quarter ended December 31, 1996. For the year, the Company's gross revenues from products and services were $534,436, with a net loss of $4.9 million, or a loss per share of $1.10, compared to sales of $145,795, with a loss of $2.5 million, or a loss per share of $0.91 for the year ended December 31, 1995. For the 1996 fourth quarter, sales were $144,366, with a net loss of $2.1 million, or a loss per share of $0.42, compared to sales of $7,898, with a loss of $1.2 million, or a loss per share of $0.42 for last year's fourth quarter. According to the announcement by Telegen Corporation President and CEO, Jessica L. Stevens, this year's fourth quarter and year-end includes the results of Morning Star Multimedia, Inc., which was acquired on December 31, 1996 and accounted for as a pooling of interests.

        Stevens commented, "We made significant progress in 1996 with the continued development of our flat-panel display technology as well as with other products currently under development. We are continuing to move forward towards designing the production process for manufacturing products utilizing our flat panel display technology. Revenue increases were primarily due to service revenues from Morning Star Multimedia."

        CFO and COO, Warren M. Dillard said, "Our balance sheet remains strong with cash and cash equivalents of more than $3.1 million and total shareholders' equity of $4.8 million. As announced earlier this year, we are in the process of reviewing CEO candidates for our Telegen Display Laboratories, Inc. and Telegen Communications Corporation subsidiaries, and hope to fill these positions within the next several months."


                               MORE-MORE-MORE

TELEGEN REPORTS YEAR END
Page 2-2-2

        Telegen Corporation is a diversified, high technology company with products available and under development for the flat panel display, telecommunications, multimedia/entertainment and Internet markets. The Company's subsidiaries and divisions include: Telegen Display Laboratories, Inc., which has developed a low-cost flat panel display technology to compete with other types of flat panel displays; Telegen Communications Corporation, which manufactures and markets a line of intelligent telecommunications products for the small office/home office markets, as well as Internet products and other technologies; Morning Star Multimedia, Inc., a creator of interactive CD-ROM edutainment, infotainment and entertainment programs and software; and Telegen Laboratories, which creates new products and technologies.

                              -- TABLE FOLLOWS --

TELEGEN REPORTS YEAR END
Page 3-3-3

                              TELEGEN CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

                               Three Months Ended                   Year Ended
                          Dec. 31,           Dec. 31,        Dec. 31,         Dec. 31,
                           1996                1995            1996             1995
                        -----------        -----------      -----------      -----------
Product revenue         $     3,868        $     7,898      $    23,701      $   145,795
Services revenue            140,498                --           510,735              --
                        -----------        -----------      -----------      -----------
   Total                    144,366              7,898          534,436          145,795
Cost of goods and
 services                    25,354              6,196           87,194          170,421
                        -----------        -----------      -----------      -----------
   Gross profit (loss)      119,012              1,702          447,242          (24,626)

Operating expenses:
   Selling and
    marketing               203,594              6,503          296,790           84,467
   Research and
    development           1,080,771            392,892        2,083,194          839,320
   General and
    administrative          930,870            728,508        3,058,083        1,511,013
                        -----------        -----------      -----------      -----------
Total costs and
 expenses                 2,215,235          1,127,903        5,438,067        2,434,800

   Loss from
    operations           (2,096,223)        (1,126,201)      (4,990,825)      (2,459,426)
   Interest income
    (expense)                44,173            (67,959)          54,083          (80,380)
                        -----------        -----------      -----------      -----------
     Net loss           $(2,052,050)       $(1,194,160)     $(4,936,742)     $(2,539,806)
                        ===========        ===========      ===========      ===========
Net loss per share      $      0.42        $      0.42      $      1.10      $      0.91
                        ===========        ===========      ===========      ===========
Average common
 equivalent shares
 outstanding              4,868,128          2,840,024        4,495,741        2,800,404
                        ===========        ===========      ===========      ===========

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